EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

AZZ incorporated

PARENT,

AZZ BLENKHORN & SAWLE LIMITED

BUYER,

BLENKHORN AND SAWLE LIMITED

SELLER

and

CHRISCOT HOLDINGS LIMITED

SOLE SHAREHOLDER

Execution Date: June 26, 2008

	5.1	Survival of Provisions	26
	5.2	Indemnification by Seller and the Sole Shareholder	26
	5.3	Indemnification by Buyer and Parent	27
	5.4	Conditions of Indemnification	28
	5.5	Limitations on Indemnification	29
6.	Other Covenants and Agreements		30
	6.1	Restrictive Covenants	30
		6.1.1 Customer Restriction	30
		6.1.2 No-Raid	30
		6.1.3 Non-Competition	31
		6.1.4 Reformation	31
		6.1.5 Injunctive Relief	31
	6.2	Public Announcements	32
	6.3	Execution of Additional Documents	32
	6.4	Costs and Expenses	32
	6.5	Transfer Taxes	32
	6.6	Cooperation of Tax matters; Business Records	33
	6.7	Allocation of Total Purchase Price	33
	6.8	Offer of Employment	34
	6.9	Guaranty of Receivables	34
	6.10	Real Estate Covenants and Conditions	34
	6.11	Additional Tax Covenants	35
	6.12	Bulk Sales Act Compliance	35
7.	Closing Deliveries		35
	7.1	Seller's and Sole Shareholder's Closing Deliveries	35
	7.2	Buyer's Closing Deliveries	36
8.	Miscellaneous		36
	8.1	Notices	36
	8.2	Binding Effect; Benefits	38
	8.3	Entire Agreement	39
	8.4	Governing Law	39
	8.5	Counterparts	39
	8.6	Headings	39
	8.7	Waivers	39
	8.8	Merger of Documents	40
	8.9	Incorporation of Exhibits and Schedules	40
	8.10	Severability	40
	8.11	Assignability	40
	8.12	Drafting	41
	8.13	References	41
	8.14	Calendar Days, Weeks and Months	41
	8.15	Gender; Plural and Singular	41
	8.16	Cumulative Rights	41
	8.17	No Implied Covenants	41
	8.18	Attorney's Fees	41
	8.19	Indirect Action	41
	8.20	Currency	41

Exhibit
A	Form of Bill of Sale, Assignment and Assumption
B	Form of Escrow Agreement
C	Financial Statements
D	Form of Receivables Guaranty
E	Form of Employment Agreement
F	Form of Transition Services Agreement
G	Estimated Net Purchased Assets Value

Schedule
1.1.1	Certain Purchased Assets
1.1.2	Excluded Assets
1.2A	Certain Assumed Liabilities
1.2B	Assumed Contracts
3.2	Seller's and Sole Shareholder's Third party Consents Required
3.3	Ownership of Capital Stock of Seller
3.4.2	Exceptions of GAAP
3.6	Tax Matters
3.7	Condition of Purchased Assets
3.10	Business Property Rights
3.11	Description of Lease Terms
3.12	Encumbrances
3.13	Licenses and Permits
3.15	Pending or Threatened Litigation or Claims
3.16	Contracts
3.17	Employment and labor Agreements; Employees of Seller and Annual Compensation Rates
3.18	Employee Plans
3.19	Insurance
3.26	Internal Controls
6.5	Transfer Taxes
6.7(a)	Canadian Purchase Price Allocation
6.7(b)	United States Purchase Price Allocation
6.8	Form of Employment Offer

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is executed and delivered on June 26, 2008 (the “Execution Date”), made to be effective as of June 30, 2008 (the “Effective Date”), by and among AZZ Blenkhorn & Sawle Limited, a corporation existing under the laws of the New Brunswick (“Buyer”), AZZ incorporated, a Texas corporation (“Parent”), Blenkhorn and Sawle Limited, a corporation existing under the laws of the Province of Ontario (“Seller”), and Chriscot Holdings Limited, a corporation existing under the laws of the Province of Ontario and sole shareholder of Seller (the “Sole Shareholder”).

WHEREAS, the Sole Shareholder is the record and beneficial owner of all of the issued and outstanding capital stock of Seller; and

WHEREAS, Seller is engaged in the switchgear and controls, modular buildings and motor rewind business (the “Business”) and desires to sell to Buyer, and Buyer desires to acquire from Seller, all of the Purchased Assets (as such term is hereinafter defined) in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Purchase and Sale.

1.1           Purchased Assets.

1.1.1  On the terms and subject to the conditions contained in this Agreement, at the Closing (as such term is hereinafter defined), Seller shall sell, assign, grant, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets and properties of Seller of every kind, nature and description as are existing as of the Closing Date (as hereinafter defined)(wherever located) free of any Encumbrance (as hereafter defined), except the Excluded Assets (as such term is hereinafter defined).  The assets and properties to be sold, granted, conveyed, transferred, assigned and delivered by Seller to Buyer hereunder are hereinafter referred to collectively as the “Purchased Assets”.  Without limiting the generality of the foregoing, the Purchased Assets shall include, without limitation, the following assets and properties of Seller, (except any of the following which are Excluded Assets):

(i)           all accounts, notes, vendor rebates, agency commissions, credit card and other receivables (including, without limitation, amounts due from Seller’s customers whether recorded as accounts, notes, vendor rebate, agency commission, credit card or other receivables or reductions in accounts payable) and related deposits, security or collateral therefor (including, without limitation, recoverable customer deposits of Seller) reflected on the Audited Financial Statements (as hereinafter defined) (collectively, the “Purchased Receivables”);

EX10.1 AZZ_ BS Asset Purchase Agreement (Form 8-K Version) (3).DOC

(ii)           all machinery, inventories, inventories of parts, computers, furniture, furnishings, fixtures, office supplies and equipment, automobiles, trucks, vehicles, returnable containers, tools and parts, raw materials and work in process;

(iii)           all drawings, blueprints, specifications, designs and data of Seller;

(iv)           all technology, know-how, designs, devices, processes, methods, inventions, drawings, schematics, specifications, standards, trade secrets and other proprietary information, and all patents and applications therefor;

(v)           all right, title and interest of Seller in and to the names “Blenkhorn and Sawle Limited”, “Blenkhorn & Sawle” and all other derivations thereof and all trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations relating specifically to such names, the applications therefor and the licenses thereto, together with the goodwill and the business appurtenant thereto;

(vi)           all catalogues, brochures, sales literature, promotional material, samples and other selling material of Seller;

(vii)          all books and records and all files, documents, papers, agreements, books of account and other records pertaining to the Purchased Assets or to Seller’s Business (other than those required by law to be retained by Seller, copies of which will be made available to Buyer);

(viii)         all right, title and interest of Seller under all contracts, agreements, licenses, leases, sales orders, permits, purchase orders and other commitments (whether oral or written) by which any of the Purchased Assets are bound or affected, or to which Seller is a party or by which it is bound (the “Contracts”), including any employment contract to which any Transferred Employee (as hereinafter defined) is a party (the “Employment Contracts”), and that Buyer has requested be assigned to it pursuant to Section 1.2 hereof;

(ix)           The leasehold interest of Seller in and to property known principally as 100 and 124 Grantham Avenue, St. Catharines, Ontario (the “Grantham Property”) and leased by the Seller in connection with Business and all right, title and interest of Seller in and benefits of Seller to and under the lease of the Grantham Property;

(x)            all lists of past, present and qualified prospective customers of Seller;

(xi)           all goodwill relating to the Purchased Assets or Business as a going concern;

(xii)          all governmental, establishment and product licenses and permits, approvals, license and permit applications and license and permit amendment applications which are permitted to be transferred or assigned pursuant to the terms thereof or applicable law;

(xiii)         all claims against third parties, whether or not asserted and whether now existing or hereafter arising, related to the Business or the Purchased Assets (including, without limitation, all claims based on any indemnities or warranties in favor of Seller relating to the Business or any of the Purchased Assets); and

(xiv)         all other assets and rights of every kind and nature, tangible or intangible, of Seller.

Without limiting the generality of the foregoing, the Purchased Assets shall, except as set forth in Section 1.1.2 hereof, include all assets which are held in connection with, or used or held for use in the operations of the Business, including those set forth in a detailed list of plant and equipment as of the Balance Sheet Date (as such term is hereinafter defined) prepared from the accounting records of Seller and attached hereto as Schedule 1.1.1, and all such assets of Seller as may have been acquired by Seller which would be included on a list prepared in like manner from such accounting records as of the Closing Date, except any such assets which may have been disposed of since the Balance Sheet Date in the ordinary course of business on a basis consistent with past practice.

1.1.2                      Anything herein contained to the contrary notwithstanding, certain other non-operating assets of Seller (including certain artwork located on the premises of the Business), which are not used in, or relevant to, the Business (collectively the “Excluded Assets”) are specifically excluded from the Purchased Assets and shall be retained by Seller.  The Excluded Assets are listed on Schedule 1.1.2 hereof.

1.1.3                      Subject to Section 1.1.4 hereof, at the Closing (as such term is hereinafter defined), Seller shall execute and deliver to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Purchased Assets to Buyer, and (ii) such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be requested by Buyer in order to carry out the intentions and purposes hereof.

1.1.4                      Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any Contract if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Contract that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained on or prior to the Closing Date and Buyer waives as of the Closing Date the condition that such consent or approval be obtained, each of Seller and the Sole Shareholder shall continue to use all reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained or until Buyer shall have waived in writing the requirement to obtain such consent or approval, and each of Seller and the Sole Shareholder will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in all benefits under any such Contract, including without limitation performance by Seller as agent if economically feasible; provided, however, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained as of the Closing Date.  Seller and the Sole Shareholder shall, jointly and severally, pay and discharge, and shall indemnify and hold Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such contractual consent or approval whether before or after the Closing Date.  Nothing in this Section 1.1.4 shall be deemed a waiver by Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Contracts it has requested be assigned to it nor shall this Section 1.1.4 be deemed to constitute an agreement to exclude any Contracts from the terms of this Agreement.

1.2           Assumption of Specified Liabilities.  Upon the terms and subject to the conditions set forth herein, subject however to Sections 1.1.4, 1.3 and 1.4.2 hereof, and as additional consideration for Buyer’s purchase of the Purchased Assets, Buyer shall, at Closing, assume, and covenant and agree to pay, perform and discharge when due, only the following liabilities and obligations of Seller (the “Assumed Liabilities”) listed on Schedule 1.2A hereof:

(i)           liabilities for accounts payable and accrued wages associated with the operation of the Business and reflected on the Audited Financial Statements;

(ii)           those liabilities or obligations of Seller accruing after the Closing Date under the terms of a Contract or other obligation which is listed on Schedule 1.2B hereof;

(iii)           Liabilities under any contract included in the Purchased Assets thatare not disclosed herein or in any Schedule hereto, where such non-disclosure isnot a breach of this Agreement;

        (iv)   Subject to Section 1.4 hereof, all obligations arising under any of the Employment Contracts to which any Transferred Employee is a party; and

                                                (v)           all other obligations and liabilities expressly assumed under this Agreement.

Subject to Sections 1.1.4, 1.3 and 1.4.2 hereof, at the Closing, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement assuming the Assumed Liabilities.

1.3           Non-Assumption of Certain Liabilities.  Notwithstanding any other provision of this Agreement, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any liabilities or obligations of Seller of any kind, nature or description whatsoever, except as expressly provided in this Section 1.3 or in Sections 1.2 and 1.4.1 hereof (the “Excluded Liabilities”).  Anything in Sections 1.2 or 1.4.1 hereof or elsewhere herein to the contrary notwithstanding and without limiting the generality of the foregoing, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any of the following Excluded Liabilities:

(i)           any and all liabilities or obligations of Seller in respect of (x) any Taxes (as such term is hereinafter defined) attributable to periods or events prior to or ending or occurring on the Closing Date, or (y) any Taxes, legal, accounting, brokerage, finder’s fees, or other expenses of whatsoever kind or nature incurred by Seller or any partner, affiliate, director, employee or officer of Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

(ii)           any and all liabilities or obligations of Seller arising out of any litigation, action, suit or proceeding based upon an event occurring, a condition existing or a claim arising (x) on or prior to the Closing Date (including, without limitation, the litigation, actions, suits, proceedings and claims listed on Schedule 3.15 hereof), or (y) after the Closing Date in the case of claims, litigation, actions, suits or proceedings in respect of products sold or services provided by Seller on or prior to the Closing Date and attributable to acts performed or omitted by Seller on or prior to the Closing Date; or

(iii)           all warranties, liabilities or obligations to customers with respect to the repair or replacement of any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date and which have been shipped by Seller on or prior to the Closing Date, provided however that Buyer shall provide any products and services required to satisfy any such warranties, liabilities or obligations and will charge Seller for all associated direct costs; or

(iv)           all warranties, liabilities or obligations to customers with respect to the repair or replacement of any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date and which are shipped by Buyer after the Closing Date, provided however that Buyer shall provide any products and services required to satisfy any such warranties, liabilities or obligations and will charge Seller for all associated direct costs; or

(v)           any and all liabilities or obligations of Seller under any of the Contracts assigned to Buyer hereunder based upon an event occurring, a condition existing or a claim arising (x) on or prior to the Closing Date, or (y) after the Closing Date in the case of liabilities or obligations thereunder attributable to acts performed or omitted by Seller on or prior to the Closing Date, unless such acts omitted by Seller were not required to be done prior to the Closing Date; or

(vi)           any and all liabilities or obligations of Seller arising out of or related to this Agreement; or

(vii)           any environmental liability or obligation of Seller relating to any Release (as such term is hereinafter defined) or threat of Release into the environment of a Hazardous Material (as such term is hereinafter defined) attributable to any condition or circumstance, known or unknown, existing or occurring at or on any real property or premises (1) owned, leased or occupied by Seller on or prior to the Closing Date, or (2) to which Hazardous Material has been sent or arranged for shipment by Seller on or prior to the Closing Date (hereafter an “Environmental Condition”), including without limitation (x) any suits, causes of action, proceedings, judgments, administrative and judicial orders arising out of any matter relating to such Environmental Condition, (y) any liability arising in tort (strict or otherwise) resulting from any such Environmental Condition, and (z) any required cleanup or full or partial remediation of such Environmental Condition in accordance with the provisions or requirements of any Environmental Law (as such term is hereinafter defined);

(viii)          (a) all obligations of the Seller for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Seller evidenced by bonds, debentures, notes or similar instruments, including, without limitation, any industrial revenue bonds, (c) all obligations of the Seller upon which interest charges are customarily paid (excluding current accounts payable in the ordinary course of business) other than equipment leases assumed by Buyer pursuant hereto which are included in the Assumed Liabilities, (d) all obligations of the Seller under conditional sale or other title retention agreements relating to property acquired by the Seller, unless such property is included in the Purchased Assets and its corresponding liability is included in the Assumed Liabilities, (e) all obligations of the Seller in respect of the deferred purchase price of property or services (excluding current accounts payable in the ordinary course of business), unless the property is included in the Purchased Assets and its corresponding liability is included in the Assumed Liabilities or the services will continue to be performed after the Closing Date, (f) all other indebtedness of the types described herein of other persons or entities secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Seller, whether or not such indebtedness secured thereby has been assumed, (g) all guarantees by the Seller of the indebtedness of any other person or entity, (h) all capital lease obligations of the Seller, (i) all obligations, contingent or otherwise, of the Seller as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of the Seller, in respect of bankers’ acceptances and (k) all of the Seller’s and Sole Shareholder’s costs and expenses, including legal and accounting fees, relating to or incurred in connection with, the transaction contemplated by this Agreement (collectively, the items described in clauses (a) through (k), the “Seller’s Indebtedness”). The Seller’s Indebtedness shall include the indebtedness of any other entity (including any partnership in which the Seller is a general partner) to the extent the Seller is liable or could be liable therefor as a result of the Seller’s ownership in, or other relationship with, such other entity; and

(ix)           any and all liabilities or obligations of Seller occurring prior to or after the Closing Date with respect to any Contract, including, without limitation, any Contract pursuant to which any counterparty to such Contract is related to Seller in any way whatsoever, except for any such Contract that is assumed by Buyer and set forth on Schedule 1.2B.

(x)            all liabilities and obligations of the Seller described in Section 1.4.1 hereof; and

(xi)           all liabilities and obligations arising out of the Employment Contracts, with the exception of any liability expressly assumed by the Buyer under this Agreement in respect of any Transferred Employee, as hereinafter defined, including Buyer’s obligations arising under any of the Employment Contracts to which any Transferred Employee is a party.

As used herein, the term “Environmental Laws” shall mean all applicable laws and regulations (federal, provincial and local) relating to pollution or to the protection of public safety, public health, public welfare, industrial hygiene, or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation (i) those laws and regulations relating to the Release or threatened Release of Hazardous Materials and to the manufacture, generation, management, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (ii) duties or requirements arising out of common law, and (iii) judicial and administrative interpretations thereof.

As used herein, the term “Governmental Entity” means any (i)  international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, and (iii) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above.

As used herein, the term “Hazardous Material” shall mean (i) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law (including, without limitation, substances defined as contaminant in the Environmental Protection Act (Ontario) or in the regulations adopted and publications promulgated pursuant to that act), and (ii) any asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, petroleum, petroleum products, oil or solid waste (whether or not regulated under any Environmental Law).

As used herein, the term “Release” shall mean emitting, depositing, leaking, spilling, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

As used herein, the terms “Tax” or “Taxes” means all federal, foreign, state, provincial, county, local or other net or gross income, gross receipts, sales, use, transfer, transfer gains, goods and services, employment insurance, health insurance and government pension plan premiums or contributions, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts).

1.4           Employee Liability

1.4.1       Without limiting Seller’s obligations in respect of individuals employed in the Business prior to the Closing Date and listed on Schedule 3.17 hereof (the “Employees”), Seller shall be responsible for:

(i)     all liabilities for salary, wages, bonuses, commissions, vacation pay and other compensation relating to employment of all individuals in the Business prior to the Closing Date and all liabilities under or in respect of the Employee Plans, as hereinafter defined;

(ii)           all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Seller of the employment of any Employee (as hereinafter defined) who does not become a Transferred Employee, as defined in Section 6.9 hereof;

(iii)           all liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment in the Business prior to the Closing Date; and

(iv)           all employment- and labour-related claims, penalties and assessments in respect of the Business, including but not limited to proceedings before the Ontario Labour Relations Board, arising out of matters which occurred prior to the Closing Date.

1.4.2  Without limiting Buyers obligations in respect of the Transferrred Employees, as hereinafter defined, on and after the Closing Date Buyer shall be responsible for.

(i)      all liabilities for salary, wages, bonuses, commissions, vacation pay, and other compensation and statutory withholdings relating to employment of all Transferred Employees on and after the Closing Date or such later date on which a Transferred Employee commences active employment with Buyer;

(ii)            all severance payments, termination pay, pay in lieu of notice, damages for wrongful dismissal and all related costs in respect of the termination by Buyer of the employment of any or all of the Transferred Employees;

(iii)           all liabilities and costs for claims for injury, disability, death or workers’ compensation arising from or related to employment of the Transferred Employees following the Closing Date;

(iv)           all employment- and labour-related claims, penalties and assessments in respect of the Business, including but not limited to proceedings before the Ontario Labour Relations Board or Ontario Human Rights Tribunal, arising out of matters which occur on or subsequent to the Closing Date.

1.5           No Expansion of Third-Party Rights. The assumption by Buyer of any liabilities of Seller hereunder shall in no way expand the rights or remedies of any third party against Buyer as compared to the rights and remedies that such third party would have had against Seller had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of such liabilities shall not create any third-party beneficiary rights.

2.           Closing Consideration; Adjustment; Allocation of Consideration.

2.1           Closing Consideration.  The total consideration for the Purchased Assets shall consist of the following:

2.1.1  At the Closing, Buyer shall pay to Seller an amount equal to $14,110,000, as adjusted pursuant to this Section 2.1.1 and Section 6.5 (as adjusted, the “Purchase Price”), less (i) the Deposit (as defined in Section 2.1.2) and (ii) $1,000,000 United States Dollars previously paid by Buyer to Lang Michener LLP, Seller's law firm, to hold in escrow for the benefit of Seller, plus interest earned thereon (the “Buyer Prepayment”), which Buyer Prepayment shall be paid by Lang Michener LLP to Seller on the Closing Date (the “Initial

Payment”).  The Initial Payment shall be made by wire transfer to an account or accounts designated by Seller by written notice to Buyer given at least two (2) business days prior to the Closing Date.  Seller shall deliver to Buyer an estimated balance sheet of the Seller as of May 31, 2008 (the “Estimated Balance Sheet”), such balance sheet to be prepared in accordance with GAAP (as defined below). Seller shall determine the “Estimated Net Purchased Assets Value” by subtracting the liabilities shown on the Estimated Balance Sheet that would be Assumed Liabilities (as set forth on Exhibit G) if the transaction were closing on the date of the Estimated Balance Sheet from the assets shown on the Estimated Balance Sheet that would be Purchased Assets  (as set forth on Exhibit G)  if the transaction were closing on the date of the Estimated Balance Sheet.  If the Estimated Net Purchased Assets Value is greater than -0-, the Initial Payment shall be increased by the amount by which the Estimated Net Purchased Assets Value is greater than -0-.  If the Estimated Net Purchased Assets Value is less than -0-, the Initial Payment shall be decreased by the amount by which the Estimated Net Purchased Assets Value is less than -0-.

2.1.2  (a)  At the Closing, Buyer also shall deposit $750,000 (such amount, the “Deposit”) with Stikeman Elliott LLP, as escrow agent (the “Escrow Agent”), which amount shall be held and disposed of pursuant to the terms of this Agreement and an escrow agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Agreement shall be executed and delivered by Buyer, Seller and the Escrow Agent at the Closing.  $250,000 of the Escrow Fund (as defined below) will be released to Seller on the earlier of (i) the date that all Purchased Receivables (net of any allowance for doubtful accounts on the Audited Financial Statements) have been collected or (ii) the date that Seller and Shareholder have made payment to Buyer of an amount in cash equal to the difference between the Purchased Receivables (net of any allowance for doubtful accounts on the Audited Financial Statements) and the amount collected in respect of such Purchased Receivables in accordance with Section 6.10 hereof. Provided no dispute then exists as to any claim by Buyer of all or a portion of the Escrow Fund and after giving effect to any additional payments in satisfaction of Seller’s and the Sole Shareholder’s representations, warranties, covenants and obligations under this Agreement, $250,000 of the remaining Escrow Fund will be released to Seller on the one year anniversary of the Closing Date. Provided no dispute then exists as to any claim by Buyer of all or a portion of the Escrow Fund and after giving effect to any additional payments in satisfaction of Seller’s and the Sole Shareholder’s representations, warranties, covenants and obligations under this Agreement, the remaining Escrow Fund will be released to Seller on the eighteen month anniversary of the Closing Date and the Escrow Agreement shall thereupon terminate. To the extent a dispute does exist as to a claim or claims on any either of the one year, or eighteen month anniversaries of the Closing Date described above, an amount equal to the amount of such claim or claims will be withheld from such remaining Escrow Fund and will continue to be held in accordance with the provisions of this Agreement and the Escrow Agreement until such claim or claims have been fully resolved.  Seller’s obligations under this Agreement shall not be affected by any termination of the Escrow Agreement.  As used herein, the term “Escrow Fund” shall mean the Deposit delivered as provided above, together with all interest and other income earned thereon.  Notwithstanding anything to the contrary contained in the Escrow Agreement, as among Seller, the Sole Shareholder and Buyer, the fees, costs and expenses of the Escrow Agent under the Escrow Agreement shall be borne 50% by Seller and the Sole Shareholder (jointly and severally) and 50% by Buyer.

(b)  For United States and Canadian federal income tax purposes (and any relevant state, local or provincial income, franchise or sales and use taxes purposes), Seller and Buyer shall (x) treat all amounts deposited into the Escrow Fund as the property of Seller or Buyer, as determined pursuant to the Escrow Agreement  and (y) Seller or Buyer, as the case may be, shall report and pay any Taxes due and payable on any income earned on or with respect to the funds deposited in the Escrow Fund and payable to it in accordance with the Escrow Agreement. Buyer shall report and pay any Taxes due and payable on any income earned on or with respect to the Buyer Prepayment.

2.2           Adjustment.

2.2.1  Within seventy-five (75) days after the Closing Date, Seller shall deliver to Buyer financial statements for Seller as of the Closing Date which have been prepared in accordance with, and reflect all audit adjustments (regardless of amounts or materiality and whether or not waived in prior periods) required by, GAAP and audited by BDO Dunwoody LLP (the “Audited Financial Statements”).  Promptly upon Buyer’s request, Seller shall make available to Buyer copies of the work papers and back-up materials used by BDO Dunwoody LLP in preparing the Audited Financial Statements and such other documents as Buyer may reasonably request in connection with its review of the Audited Financial Statements.  The fees and expenses payable to BDO Dunwoody LLP shall be paid 50% by Seller and the Sole Shareholder (jointly and severally) and 50% by Buyer.

2.2.2  Within thirty (30) days after Buyer’s receipt of the Audited Financial Statements, Buyer shall review the Audited Financial Statements and notify Seller in writing whether or not Buyer accepts the Audited Financial Statements.  If Buyer accepts the Audited Financial Statements, the Audited Financial Statements shall become final and binding on all parties.

2.2.3  If Buyer in good faith objects to any item set forth on the Audited Financial Statements, Buyer shall give notice thereof to Seller in writing within thirty (30) days after receipt of the Audited Financial Statements, specifying in reasonable detail the nature and extent of such disagreement, and Buyer and Seller shall have a period of thirty (30) days from Seller’s receipt of such notice in which to resolve such disagreement.  If such notice of objection is not received by Seller within thirty (30) days after receipt of the Audited Financial Statements, it shall be deemed that Buyer has accepted the Audited Financial Statements with respect to all items set forth therein and the Audited Financial Statements shall become final and binding on all parties.  Any disputed items which cannot be agreed to by the parties within thirty (30) days from Seller’s receipt of Buyer’s notice of objection to any of the items set forth in the Audited Financial Statements shall be determined by a nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Accountant”).  The engagement of and the determination by Accountant shall be completed within sixty (60) days after such assignment is given to Accountant and shall be final and binding and shall be nonappealable by Seller and Buyer.  The fees and expenses payable to Accountant in connection with such determination will be borne 50% by Seller and the Sole Shareholder (jointly and severally) and 50% by Buyer, unless (i) the determination of Accountant with respect to the disputed amounts is favorable to the Buyer by more than $50,000, in which case the fees and expenses payable to Accountant shall be paid by Seller and the Sole Shareholder (jointly and severally), or (ii) the determination of Accountant with respect to the disputed amounts is favorable to Seller by more than $50,000, in which case the fees and expenses payable to Accountant shall be paid by Buyer.

2.2.4  Within three (3) business days after the date that the Audited Financial Statements become final and binding in accordance with Section 2.2.2 or 2.2.3, as the case may be, either (i) Buyer shall pay to Seller in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount by which the Audited Net Purchased Assets Value (as defined below) exceeds the Estimated Net Purchased Assets Value or (ii) Buyer shall be entitled to receive first from the Escrow Fund a portion of the Deposit equal to the amount by which the Audited Net Purchased Assets Value is less than the Estimated Net Purchased Assets Value (the “Buyer Owed Amount”), and Buyer and Seller shall promptly execute and deliver a joint instruction letter to the Escrow Agent to such effect; provided, however, if the Buyer Owed Amount exceeds the amount of the Deposit remaining at that time (the “Excess Buyer Owed Balance”), Seller shall pay to Buyer in cash (by means of federal funds wire or interbank transfer in immediately available funds) the Excess Buyer Owed Balance. For purposes of this Agreement, “Audited Net Purchased Assets Value” shall be calculated by subtracting the liabilities shown on the Audited Financial Statements that are Assumed Liabilities (calculated consistently with Exhibit G) from the assets shown on the Audited Financial Statements that are Purchased Assets (calculated consistently with Exhibit G). The parties agree that any adjustments made pursuant to this Section 2.2.4 shall be considered to be adjustments to the Purchase Price.

2.3           The Closing.  The execution of this Agreement and the other documents contemplated herein shall occur on the Execution Date and the closing of the purchase and sale of the Purchased Assets provided herein (the “Closing”) shall occur at 10:00 a.m., CDT time, on the Effective Date or at such other time and place or on such other date as Seller and Buyer may mutually agree (such date and time of Closing being herein referred to collectively as the “Closing Date”) and shall be effected by the electronic exchange of such documents (whether by fax, PDF or otherwise), with originally executed documents to follow. The Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

3.           Representations and Warranties of Seller and the Sole Shareholder. Seller and the Sole Shareholder, jointly and severally, represent and warrant to Buyer as follows:

3.1           Existence; Good Standing; Corporate Authority; Compliance With Law.  Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly licensed, qualified or registered to do business under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary; (iii) has all requisite corporate power and authority to own and operate its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject; (v) is not in violation in any material respect of any laws, ordinances, governmental rules or regulations to which it is subject; and (vi) has obtained all material licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

3.2           Authorization, Validity and Effect of Agreements.

3.2.1  The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the board of directors of Seller and the Sole Shareholder, and no other corporate proceedings on the part of Seller or the Sole Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby.

3.2.2  This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller and the Sole Shareholder (but only with respect to such agreements and documents actually executed by such party) enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

      3.2.3  The execution and delivery of this Agreement by each of Seller and the Sole Shareholder does not, and the consummation of the transactions contemplated hereby by each of Seller and the Sole Shareholder will not (i) except as set forth on Schedule 3.2 hereof, require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under any Seller Indebtedness, or result in the creation or imposition of any Encumbrance (as such term is hereinafter defined) upon any part of the property of Seller pursuant to any provision of, any Seller Indebtedness, order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller or the Sole Shareholder is a party or by which any of them is bound; or (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of Seller as amended to the date hereof.  As used herein, the term “Encumbrance” means any security interest, pledge, mortgage, lien (including without limitation, environmental and tax liens), charge, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, transfer, or other exercise of any attributes of ownership.

3.3           Ownership of Capital of Seller.

3.3.1  The Sole Shareholder is the record and beneficial owner of the issued and outstanding shares of Seller set forth on Schedule 3.3, constituting all of the issued and outstanding capital of Seller.

3.3.2  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital of Seller or obligating Seller or the Sole Shareholder to issue or sell any shares, unissued shares or other securities of, or any other interest in, Seller.

3.4           Financial Statements.

3.4.1  Seller has furnished to Buyer (i) a balance sheet of Seller as of April 30, 2007; (ii) a statement of operations of Seller for the year ended April 30, 2007; (iii) a balance sheet of Seller as of May 31, 2008 (the “Balance Sheet Date”); and (iv) a statement of operations of Seller for the one month ended on the Balance Sheet Date; copies of which are attached hereto as Exhibit C.  The financial statements referred to in (iii) and (iv) above are herein collectively referred to as the “Interim Financial Statements”.  The financial statements referred to in (i) through (iv) above are herein collectively referred to as the “Financial Statements”.

3.4.2  Except as set forth on Schedule 3.4.2, the Financial Statements fully and fairly set forth, in all material respects, the financial condition of Seller as of the dates indicated, and the results of its operations for the periods indicated, in accordance with accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered

Accountants at the relevant time applied on a consistent basis (“GAAP”), except as otherwise stated therein.

3.4.3  Other than the Assumed Liabilities, there are no liabilities or obligations of any nature whatsoever, whether known, unknown, due, to become due, direct, indirect, absolute, contingent or otherwise and whether or not required to be accrued on the Financial Statements, and no matter, fact, circumstance or event has occurred which will give rise to any liability or obligation, in respect of which Buyer may become liable on or after consummation of the transactions contemplated by this Agreement.

3.4.4  Neither the value of the Purchased Assets in Canada nor the gross revenues from sales in or from Canada generated by the Purchased Assets exceeds CDN$50 million, as determined in accordance with the Competition Act (Canada) and the regulations promulgated thereunder.

3.5           Absence of Certain Changes or Events.  Since April 30, 2008, there has not been: (i) any material adverse change in the business, operations or properties, condition (financial or other) of Seller, and no factor or condition exists and no event has occurred that would be likely to result in any such change, (ii) any material loss, damage or other casualty to the Purchased Assets (other than any for which insurance awards have been received or guaranteed), or (iii) any loss of the employment, services or benefits of any key employee of the Business.  Since April 30, 2008, Seller has operated its Business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice, (ii) incurred or failed to discharge or satisfy any Encumbrance other than Encumbrances arising in the ordinary course of business consistent with past practice, (iii) sold or transferred any of the assets of the Business or canceled any debts or claims or waived any rights material to the operations of its business, (iv) defaulted on any material obligation, (v) entered into any transaction material to its Business, or materially amended or terminated any arrangement material to its Business or relating to its Business, except in the ordinary course of business consistent with past practice, (vi) redeemed any of its capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of its capital stock or otherwise, or (vii) settled, released or forgiven any claim or litigation or waived any right thereto; (viii) made, changed or revoked any election or method of accounting with respect to Taxes affecting or relating to its Business; (ix) entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes, or (x) entered into any agreement or made any commitment to do any of the foregoing.

3.6           Taxes.

(i)           Except as provided in Schedule 3.6 attached hereto, the Seller has timely filed all returns and reports required to be filed for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Periods”) (collectively, the “Returns”) and such Returns as filed are accurate and complete in all material respects.

(ii)           Except as provided in Schedule 3.6 attached hereto, the Seller has correctly computed timely paid all Taxes due and payable (whether or not shown on a Return) and provided evidence of such, for all Pre-Closing Periods or adequately disclosed and fully provided for such Taxes on the balance sheet of the Seller as of the Balance Sheet Date.  Seller has made adequate and timely installments of Taxes required to be made.

(iii)           Except as provided in Schedule 3.6 attached hereto, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Seller, threatened by any Governmental Entity regarding any Taxes relating to the Seller or the Purchased Assets for any Pre-Closing Period.

(iv)           No claim has been made in the ten years preceding the date of this Agreement by any Governmental Entity in a jurisdiction where the Seller does not file Returns that the Seller or any of the Purchased Assets are or may be subject to taxation by that jurisdiction.

(v)           There are no liens or security interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

(vi)           Except as provided in Schedule 3.6 attached hereto, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Seller or the Purchased Assets for any Pre-Closing Period and the Seller has not been requested to enter into any such agreement or waiver.

(vii)          All Taxes which the Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(viii)         Except pursuant to this Agreement, Seller is not now and has never been a party to any tax indemnification, tax allocation or tax sharing agreement that could result in any liability to Buyer.

(ix)           Except as provided in Schedule 3.6 attached hereto, Seller has not been included in any “consolidated,” “unitary” or “combined” Return provided for under the law of the United States or any other foreign jurisdiction or any state, province or other locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(x)            Seller is a registrant for purposes of any taxes imposed under Part IX of the Excise Tax Act (Canada) and its registration number is 100 544 980 RT0001.

3.7           Personal Property.  The machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by Seller in its Business are sufficient and adequate to carry on its Business as presently conducted and, except as provided in Schedule 3.7 attached hereto, are in good operating condition and repair and are suitable for the purposes for which they are used, normal “wear and tear” excepted.

3.8           Accounts Receivable.  All Purchased Receivables have arisen in the ordinary course of business and represent bona fide, undisputed indebtedness (subject to no counterclaim, right of setoff or warranty claim, or to the extent subject to any counterclaim, right of setoff or warranty claim, are net of appropriate reserves therefor properly reflected in the Balance Sheet) incurred by the applicable account debtor for goods held subject to delivery instructions or heretofore shipped or delivered pursuant to a contract of sale or for services heretofore performed by Seller.

3.9           Inventory.  The inventories of the Business reflected in the Interim Financial Statements and included in the Purchased Assets, or acquired by Seller between the Balance Sheet Date and the date hereof and included in the Purchased Assets, are carried on a FIFO basis, and do not include any inventory (other than the amount of normal shrinkage in inventory since the Balance Sheet Date) which is not usable or saleable in the ordinary course of business as heretofore conducted, unless full and adequate reserves have been provided therefor on such Interim Financial Statements in accordance with generally accepted accounting principles consistently applied.

3.10           Business Property Rights.

3.10.1  Schedule 3.10 hereof sets forth (i) all computer software, patents, and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date hereof and which are used or held for use in connection with the Business, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by Seller; and (ii) all licenses granted by or to Seller and all other agreements to which Seller is a party and which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of Seller which are used or held for use in connection with the Business.

3.10.2  The property referred to in Section 3.10.1 hereof, together with (i) all designs, methods, inventions and know-how, related thereto and (ii) all trademarks, trade names, service marks, and copyrights claimed or used by Seller which have not been registered (collectively, “Business Property Rights”), constitute all such proprietary rights owned or held by Seller.

3.10.3  Seller owns or has valid rights to use all such Business Property Rights without conflict with the rights of others.  Except as set forth in Schedule 3.15 hereof, no person or entity has made or, to the best of Seller’s and the Sole Shareholder’ knowledge, threatened to make any claims that Seller is in violation of or infringes any other proprietary or trade rights of any third party.  To the best of Seller’s and the Sole Shareholder’ knowledge, no third party is in violation of or is infringing upon any Business Property Rights.

3.11           Leased Real Property. The leasehold interest of Seller in the Grantham Property is the only leased real property of Seller, in respect of which there is no formal, written lease (the “Lease”).  Schedule 3.11 describes the material terms of the Lease (e.g. monthly rent, term of Lease etc.).

3.12           Title to Property; Encumbrances; Sufficiency of Purchased Assets.  Seller has good, valid and marketable title to all the properties and assets shown on the Interim Financial Statements or thereafter acquired up to the date hereof, including the Purchased Assets (except for (i) inventory subsequently sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, (ii) accounts receivable subsequently collected in the ordinary course of business consistent with past practice and (iii) immaterial amounts of inventory, machinery and equipment that have been determined to be obsolete or otherwise not necessary and have been disposed of in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances except for any Encumbrance reflected in Schedule 3.12 hereof. Except for certain services provided by Sayers and Associates Ltd. to Seller pursuant to a management services agreement, no part of Seller’s Business is operated by Seller through any person or entity other than Seller.  The Purchased Assets comprise all assets and services required for the continued conduct of the Business as now being conducted.  The Purchased Assets are adequate for the purposes for which such assets are currently used or are held for use, and there are no facts or conditions affecting the Purchased Assets which could, in the aggregate, interfere with the use or operation thereof as currently used or operated, or their adequacy for such use.

3.13           Licenses and Permits.  Schedule 3.13 hereof sets forth a true and complete list of all of Seller’s licenses, permits, franchises, authorizations, registrations, approvals and certificates of occupancy (or their equivalent) issued or granted to it with respect to the Business by the government of the United States, Canada or of any province, state, city, municipality, county or town thereof, or of any foreign jurisdiction, or any department, agency, board, division, subdivision, audit group or procuring office, commission, bureau or instrumentality of any of the foregoing (the “Licenses and Permits”), and all pending applications therefor.  Except as set forth on Schedule 3.13, each of Seller’s Licenses and Permits has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the best of Seller’s and the Sole Shareholder’ knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.

3.14           Compliance with Law.  The operations of Seller’s business are being and have always been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities, domestic or foreign, having jurisdiction over Seller and its assets, properties and operations. Neither Seller nor the Sole Shareholder has received notice of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state, provincial or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or the Purchased Assets.

3.15           Litigation.  Except as set forth in Schedule 3.15 hereof, there are no claims, actions, suits, proceedings, orders, complaints, grievances or investigations pending or, to the best of Seller’s and the Sole Shareholder’s knowledge, threatened before any federal, state, provincial or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or any of its officers, directors, employees, or agents involving, affecting or relating to any of the Purchased Assets or the transactions contemplated by this Agreement, nor, to the best of Seller’s and Sole Shareholder’s knowledge, does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute, order, complaint, grievance or investigation.  Neither Seller nor any of the Purchased Assets is subject to any order, audit, writ, judgment, award, injunction or decree of any federal, state, provincial or local court or governmental or regulatory authority, domestic or foreign, or any arbitrator of any nature, that affects or might affect the Purchased Assets, or that would or might interfere with the transactions contemplated by this Agreement.

3.16           Contracts.  Schedule 3.16 hereof sets forth a true and complete list of all Contracts, including but not limited to:  (i) leases, licenses, permits, insurance policies and other arrangements concerning or relating to machinery, equipment or real estate; (ii) employment, consulting, collective bargaining or other similar arrangements relating to or for the benefit of current employees, agents, and independent contractors or consultants; (iii) brokerage or finder’s agreements; (iv) contracts involving a sharing of profits or expenses; (v) acquisition or divestiture agreements; (vi) service agreements, manufacturer’s representative, or distributorship agreements; (vii) arrangements limiting or restraining Seller from engaging or competing in any lines of business or with any person or entity; (viii) documents granting a power of attorney; (ix) agreements with customers or suppliers; and (x) any other agreements or arrangements that are material to the Business or the Purchased Assets.

All of the Contracts are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their terms.  Seller has performed in all material respects all of the obligations required to be performed by it and  is entitled to all benefits under the Contracts. To the best of the Seller’s knowledge, each other party to the Contracts has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, the Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  Subject to the receipt of the consents set forth on Schedule 3.16 hereof, the Contracts are assignable from Seller to Buyer (and/or its affiliates) without payment of penalties or impositions of restrictions or other adverse effects of any kind and the enforceability of the Contracts will not be affected in any manner by the execution, delivery and performance of this Agreement and the assignment of the Contracts pursuant hereto.  Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Contracts.

3.17           Labour Matters.

(i)    Seller is in compliance with all terms and conditions of employment and all laws respecting employment, including pay equity, wages, hours of work, overtime and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such laws, and to Seller’s and the Sole Shareholder’s knowledge there is no basis for such claims.

(ii)       Seller has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to Seller’s and the Sole Shareholder’s knowledge, threatened against the Seller.

(iii)    Except as set forth in Schedule 3.17, no collective agreement is currently being negotiated by Seller or any other person in respect of the Business or the employees of Seller (the “Employees”) and the only collective agreements in force with respect to the Employees are the collective agreements listed in Schedule 3.17 (the “Collective Agreements”), true, correct and complete copies of which have been provided to the Purchaser.  To Seller’s and the Sole Shareholder’s knowledge, Seller has not committed any breaches of its obligations under the Collective Agreements, there are no grievances or arbitration proceedings thereunder and there are no written or oral agreements or course of conduct which materially modify the terms of the Collective Agreements.

(iv)      Except in respect of the Collective Agreements, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to Seller’s and the Sole Shareholder’s knowledge, threatened to apply to be certified as the bargaining agent of the Employees. Except in respect of the Collective Agreements, to Seller’s and the Sole Shareholder’s knowledge, there are no threatened or pending union organizing activities involving any Employees.  There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to Seller’s and the Sole Shareholder’s knowledge, threatened against or affecting Seller, in respect of the Business and Seller has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labour action by or with respect to the Employees in the twenty-four month period preceding the date hereof.

(v)           No trade union has applied to have Seller declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which Seller carries on business.

(vi)           All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, and benefits under the Employee Plans, as hereinafter defined, have either been paid or are accurately reflected in Seller’s books and records.

(vii)          Schedule 3.17 hereof contains a correct and complete list of each Employee and independent contractor of Seller employed or retained in connection with the Business, whether actively at work or not, showing their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, ages, status as full-time or part-time employees, location of employment, their annual vacation entitlement in days, vacation days taken and vacation days remaining, their annual sick day entitlement, sick days taken and sick days remaining and cumulative length of service and any written employment contract they have.  In addition, Schedule 3.17 lists any Employee currently on leave and in receipt of disability benefits, applicable workplace safety and insurance legislation benefits and those Employees currently on pregnancy or parental leave or other leave approved by Seller, together with the type of leave and their expected date of return to work if known.

(viii)        Except as disclosed in Schedule 3.17 hereof, no Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice, pay in lieu of notice or severance.

(ix)          There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of the Business and Seller has not been reassessed in any material respect under such legislation during the past three (3) years and, to Seller’s and the Sole Shareholder’s knowledge, no audit of the Business is currently being performed pursuant to any applicable workplace safety and insurance legislation.  There are no claims or potential claims which may materially adversely affect Seller’s accident cost experience in respect of the Business.

(x)           Seller has provided to Buyer all orders and inspection reports under applicable Occupational Health and Safety legislation (“OHSA”) relating to the Business together with the minutes of Seller’s joint health and safety committee meetings for the past three (3) years. There are no charges pending under OHSA in respect of the Business. Seller has complied in all material respects with any orders issued under OHSA in respect of the Business and there are no appeals of any orders under OHSA currently outstanding.

(xi)          Seller has furnished Buyer with a complete and accurate list of all its employee manuals, policies, procedures and work-related rules affecting employees of Seller (“Employee Policies and Procedures”).  Seller has provided Buyer with a copy of all its material written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures.  Each of the Employee Policies and Procedures can be amended or terminated at will by reasonable notice from Seller.

(xii)           Seller has provided Buyer with all written policies or in the case of oral policies, has described same on Schedule 3.17 relating to expense reimbursement for Employees whether they are reimbursed on an individual or collective basis.

(xiii)           Each independent contractor who is disclosed on Schedule 3.17 and any former independent contractor has, to Seller’s knowledge, been properly classified by Seller as an independent contractor and Seller has not received any notice from any governmental entity disputing such classification.

(xiv)           Except as disclosed on Schedule 3.17, no Employee is employed pursuant to a work permit issued by Canada Immigration and Schedule 3.17 discloses in respect of each Employee who is employed pursuant to a work permit the expiry date of such work permit and whether Seller has made any attempts to renew such work permit.

3.18           Employee Plans.

(i)            Schedule 3.18 lists and describes all employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current employees, officers or directors of the Business maintained, sponsored or funded by Seller, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which Seller may have any liability contingent or otherwise, other than benefit plans established pursuant to statute (the “Employee Plans”).

(ii)            Seller has furnished to the Buyer true, correct and complete copies of all written Employee Plans and written descriptions of any unwritten Employee Plans, as amended as of the date hereof.

(iii)           No Employee Plan is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada) and none of the Employee Plans provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependants of retired employees.

(iv)           All Employee Plans have been established, registered, administered, communicated, funded and invested in accordance in all material respects with all laws. No fact or circumstance exists which could materially and adversely affect the registered status of any such Employee Plan.

3.19           Insurance.  Schedule 3.19 hereof lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all insurance policies insuring Seller and/or the Purchased Assets or relating to employees of the Business.  All policies and bonds listed in Schedule 3.19 hereof are in full force and effect through the date hereof.

3.20           Environmental Matters. All Licenses and Permits required under all Environmental Laws have been obtained and maintained in effect for Seller and the Purchased Assets.  To Seller’s and the Sole Shareholder’ knowledge, Seller and the Purchased Assets are in compliance in all material respects with all Environmental Laws and with all such Licenses and Permits. Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, material liability to any Person under any Environmental Law, nor has Seller or the Sole Shareholder received notice of any such liability nor provided information in response to a request for information in respect of any such potential liability. No Hazardous Material has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Leased Properties or any surface waters or groundwaters thereon or thereunder.  The Purchased Assets are capable of, and are not restricted by any License or Permit from, being operated at maximum daily and annual production capacity while remaining in compliance with Environmental Laws.  There have been and are no aboveground or underground storage tanks or asbestos-containing materials located at or within the Grantham Property.  Seller has furnished Buyer with copies of all environmental studies, assessments or reports in its possession or control relating to the Grantham Property.  None of the properties previously owned or leased by Seller, or any current or previous business operations conducted by it, are the subject of any investigation respecting any violation of any Environmental Law, or any Releases of Hazardous Material into any surface water, ground water drinking water supply, land surface or subsurface strata, or ambient air.  Seller has not reported any material violation of any applicable Environmental Law to any governmental authority.  Seller has not sent, transported, or directly arranged for the transport of any garbage, solid waste or Hazardous Material, whether generated by it or another Person, to any site in the United States.  There are no Environmental Conditions on any of Seller’s properties requiring full or partial remediation under any Environmental Law.

3.21           Customers and Suppliers.  Neither Seller nor the Sole Shareholder has received notice that, nor does Seller or the Sole Shareholder have any knowledge that, any material customer of the Business has, will or plans to discontinue doing business with Seller.  Except as has been disclosed by Seller in writing to Buyer, Seller does not have any outstanding purchase contracts or commitments or unaccepted purchase orders which are in excess of the normal, ordinary and usual requirements.  Seller has not received payment for any services to be performed after the Closing or any products to be delivered or manufactured after the Closing.  No material supplier or subcontractor has reduced its shipments of orders issued by Seller, or threatened to discontinue, supplying such items or services to Seller on reasonable terms.  Neither Seller nor the Sole Shareholder has received notice that, nor does Seller or the Sole Shareholder have any knowledge that, any such supplier or subcontractor to Seller has, will or plans to discontinue doing business with Seller on substantially the same terms as are consistent with its past practices.

3.22           No Brokers. Neither Seller nor any related party has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.23           No Other Agreements to Sell the Purchased Assets.  Neither Seller nor any related party has any commitment or legal obligation to any other person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than inventory in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.24           Accuracy of Information.  None of Seller’s or the Sole Shareholder’ representations, warranties or statements contained in this Agreement or in the Schedules and Exhibits hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.  All information relating to Seller that is known or would on reasonable inquiry be known to Seller and/or the Sole Shareholder and that may be material to a purchaser of the Purchased Assets has been disclosed in writing to Buyer.

3.25           Knowledge.  Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Seller or the Sole Shareholder, it shall be deemed to refer to the knowledge of Seller and the Sole Shareholder.  Each of Seller and the Sole Shareholder confirms that it has made due and diligent inquiry of such persons (including appropriate officers of Seller and the Sole Shareholder) as it considers necessary as to the matters that are the subject of the representations and warranties contained in this Agreement.

3.26           Books and Records; Internal Controls.  All accounting and financial books and records of Seller relating to the Business have been fully, properly and accurately kept and completed in all material respects. Except as set forth in Schedule 3.26, Seller maintains a system of internal controls that provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions, liabilities and dispositions of assets of Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller are being made only in accordance with authorizations of the management and Sole Shareholder; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of assets of Seller that could have a material effect on its financial statements.

3.27           Residence of Seller.   Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.28           Privacy.  Seller is, and has been since January 1, 2007, conducting the Business in compliance with all applicable laws governing privacy and the protection of personal information.

3.29           Foreign Corrupt Practices Act. Neither the Seller, the Sole Shareholder nor any of their respective subsidiaries, nor any of their respective  directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder, the “FCPA”), including, without limitation, offered, paid, promised to pay or authorized the payment of any money, or offer, gift, promise to give, or authorized the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

4.           Representations and Warranties of Buyer and Parent.  Buyer and Parent represent and warrant, jointly and severally, to Seller and the Sole Shareholder as follows:

4.1           Existence; Good Standing; Corporate Authority; Compliance With Law.  Buyer (i) is a corporation duly organized under the laws of its jurisdiction of organization; (ii) is duly licensed or qualified to do business as a corporation under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary; (iii) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject; (v) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and (vi) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

4.2           Authorization, Validity and Effect of Agreements.

4.2.1  The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

     4.2.2  This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer and Parent (but only with respect to such agreements and documents actually executed by Buyer and Parent) enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

  4.2.3  The execution and delivery of this Agreement by Buyer and Parent do not, and the consummation of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, and (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of Buyer as amended to the date hereof.

4.2.4  The Buyer is a registrant for the purposes of any Taxes imposed under Part IX of the Excise Tax Act (Canada) and its registration number is 859454696 RT0001.

5.           Survival of Provisions/Indemnification.

5.1           Survival of Provisions.  All the respective representations, warranties covenants and agreements of each of the parties to this Agreement made herein or in any certificate or other document furnished or to be furnished by the parties pursuant hereto (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall be considered to have been relied upon by the other party hereto, as the case may be, shall survive delivery by the parties hereto of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date for a period of eighteen months, except for the representations and warranties of Seller and the Sole Shareholder contained in Sections 3.6 and 3.20 which shall survive until the expiration of the statute of limitations applicable thereto.

5.2           Indemnification by Seller and the Sole Shareholder.  Upon the terms and subject to the conditions set forth in Sections 5.4 and 5.5 hereof and this Section 5.2, Seller and the Sole Shareholder, jointly and severally, agree to indemnify, defend, protect, save and hold harmless each Buyer Indemnitee (as such term is hereinafter defined) against, and will reimburse each Buyer Indemnitee on demand for, any and all Losses (as such term is hereinafter defined) made or incurred by or asserted against such Buyer Indemnitee, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following (“Seller Indemnifiable Claims”):

(a)  any and all Excluded Liabilities;

(b)  any and all Excluded Assets;

(c)  subject to the period of survival provided for in Section 5.1, any inaccuracy, omission, misrepresentation, breach of representation or warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller or the Sole Shareholder contained herein or in any certificate or other instrument furnished or to be furnished by Seller or the Sole Shareholder to Buyer pursuant hereto; or

(d) the failure of Seller to comply with its obligations  pursuant to the Bulk Sales Act (Ontario) unless such failure results from the Buyer not providing Seller with sufficient funds to satisfy the claims of the unsecured trade creditors disclosed on the statement to be provided by Seller pursuant to Section 7.1.9.

As used herein, the term “Losses” shall mean, with respect to any person or party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, claim, suit, cause of action, judgment, cost (including, without limitation, any cost relating to remediation of Environmental Conditions) or expense (including, without limitation, reasonable attorneys’ fees and court costs) of any kind, nature or description.

As used herein, the term “Buyer Indemnitee” shall mean Buyer and any entity controlling, controlled by or under common control with Buyer and their respective affiliates and direct and indirect partners (including partners of partners and shareholders and members of partners), members, shareholders, directors, officers, employees, agents and representatives.

As used herein, the term “control,” “controlling,” and “controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

5.3           Indemnification by Buyer and Parent.  Upon the terms and subject to the conditions set forth in Section 5.4 hereof and this Section 5.3, Buyer and Parent, jointly and severally, agree to indemnify, defend, protect, save and hold harmless Seller and Sole Shareholder Indemnitee (as such term is hereinafter defined) against, and will reimburse Seller on demand for, any and all Losses made or incurred by or asserted against Seller, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following (“Buyer Indemnifiable Claims”):

(a)  any Assumed Liability;

(b)  subject to the period of survival provided for in Section 5.1, any inaccuracy, omission, misrepresentation, breach of representation or warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained herein or in any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant hereto;

(c)  any event occurring subsequent to the Closing related to the Purchased Assets or Seller other than as a result of or relating to the continuation of a condition or occurrence that existed or took place prior to Closing; or

(d) the failure of Buyer to (i) comply with section 11(1) of the Bulk Sales Act (Ontario) in every county and district set out in the certificate to be provided by Seller pursuant to Section 7.1.9 and (ii) provide Seller with sufficient funds to satisfy the claims of the unsecured trade creditors disclosed on the statement to be provided by Seller pursuant to Section 7.1.9.

As used herein, the term “Seller and Sole Shareholder Indemnitee” shall mean Seller and Sole Shareholder and any entity controlling, controlled by or under common control with Seller or Sole Shareholder and their respective affiliates and direct and indirect partners (including partners of partners and shareholders and members of partners), members, shareholders, directors, officers, employees, agents and representatives.

5.4           Conditions of Indemnification.  With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Seller Indemnifiable Claim or Buyer Indemnifiable Claim (a “Claim”):

(a)  Promptly after the party seeking indemnification (the “Indemnified Party”) first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a “Third Party Claim”), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

(b)  The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 5.4(a) hereof unless the Indemnifying Party shall establish that it has been irretrievably prejudiced thereby.

(c)  If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if both the Indemnifying Party and the Indemnified Party are named in any action or proceeding and it would be inappropriate for Buyer and Seller to be represented by the same counsel, due to actual or potential differing interests between them (such as the availability of different defenses), then the Indemnified Party shall be entitled to select counsel of its own choosing to represent it, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.  Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party’s sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim.  If the Indemnified Party so elects (for reasons other than the Indemnifying Party’s failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 5.2 or 5.3 hereof with respect to other Third Party Claims, regardless of the outcome of such Third Party Claim.  If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney’s fees incurred by the Indemnified Party in connection with such Third Party Claim.  In any event, the Indemnifying Party and the Buyer Indemnitees or the Seller and Sole Shareholder Indemnitees, as applicable, shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

5.5           Limitations on Indemnification.  Notwithstanding anything to the contrary contained herein, rights to indemnification under Section 5.2 hereof are subject to the following limitations:

5.5.1  The Seller and the Sole Shareholder shall not be liable for Losses in respect of any Seller Indemnifiable Claims made by any Buyer Indemnitee unless the total of all Losses in respect of such Seller Indemnifiable Claims made by the Buyer Indemnitees shall exceed $141,100 in the aggregate (the “Indemnity Threshold”), at which point the Seller and the Sole Shareholder shall be obligated to indemnify all claims by each Buyer Indemnitee for all Losses, including the amount of Indemnity Threshold, but subject to the other limitations established by Section 5.5.2.

5.5.2  Except for Losses incurred by Buyer Indemnitees with respect to Seller Indemnifiable Claims relating to (i) an intentional misrepresentation or intentional omission by any Seller or the Sole Shareholder, or (ii) a breach of a representation or warranty of Seller or the Sole Shareholder contained in Sections 3.1, 3.2, 3.3, 3.12, 3.15 or 3.20, the aggregate amount payable by Seller and the Sole Shareholder pursuant to Section 5.2 hereof shall not exceed $5,000,000 (the “Cap”).

5.5.3  With respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claims relating to (i) an intentional misrepresentation or intentional omission by Seller or the Sole Shareholder, (ii) Section 5.2(d) or (iii) a breach of a representation or warranty of Seller or the Sole Shareholder contained in Sections 3.1, 3.2, 3.3, 3.12, 3.15 or 3.20, such Buyer Indemnitee shall be entitled to indemnification under Section 5.2 hereof for all such Losses incurred by such Buyer Indemnitee with respect to such Seller Indemnifiable Claim without limitation as to the amount of such Losses and without reference to the Indemnity Threshold or the Cap.

6.           Other Covenants and Agreements.

6.1  Restrictive Covenants.

6.1.1  Customer Restriction.  Each of Seller and the Sole Shareholder covenants and agrees that it shall not, for a period of five years from and after the Closing Date, directly or indirectly, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) provide or offer to provide to any Customer (as such term is hereinafter defined) any product or service similar to that offered by the Business immediately prior to the Closing Date, or (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with Buyer or any of its subsidiaries or affiliates or in any manner modify or fail to enter into any actual or potential business relationship with Buyer or any of its subsidiaries or affiliates.  As used in this Section 6.1, the term “Customer” means (i) any person or entity for whom Seller provided services relating to the Business on or prior to the Closing Date or to whom Seller provided any Business related product on or prior to the Closing Date; or (ii) any person or entity for whom Buyer or any of its subsidiaries or affiliates provided or provides services relating to the Business after the Closing Date or to whom Buyer or any of its subsidiaries or affiliates provided or provides a Business related product after the Closing Date.

6.1.2  Non-Raid.  Each of Seller and the Sole Shareholder covenants and agrees that it shall not, for a period of five (5) years from and after the Closing Date, directly or indirectly, working alone or in conjunction with one or more other persons or entities, for compensation or not, hire, recruit or otherwise solicit or induce any person or entity who is an employee or Vendor of the Business on the Closing Date or within the six (6) months immediately preceding the Closing Date had been an employee or Vendor of the Business, or who is an employee or Vendor of Buyer or any of its subsidiaries or affiliates after the Closing Date, to terminate their employment with, or otherwise cease or reduce their relationship with, Buyer or any of its subsidiaries or affiliates, as the case may be,  provided that the foregoing shall in no way prevent or preclude Seller or Sole Shareholder, directly or indirectly, from doing business with any such Vendor so long as such business is in no way competitive with the Business.  As used in this Section 6.1, the term “Vendor” means (i) any third party selling or licensing a product or service to a Customer or to the Business on or prior to the Closing Date; or (ii) any third party selling or licensing a product or service to a Customer or to Buyer or any of its subsidiaries or affiliates after the Closing Date.

6.1.3  Non-Competition.  Each of Seller and the Sole Shareholder covenants and agrees that it shall not, for a period of five (5) years from and after the Closing Date, directly or indirectly, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit Seller’s or such Sole Shareholder’ name to be used by or engage in or carry on, directly or indirectly, either for itself or as a member of a partnership or other entity or as a shareholder, member, investor, agent, associate or consultant of any person, partnership, corporation, limited liability company or other entity (other than Buyer or a subsidiary or affiliate of Buyer), any business in competition with the Business purchased hereunder in the United States, Canada or any other country in which the Seller and Sole Shareholder have historically conducted business (but only for as long as the Business is carried on by (i) Buyer and/or any of its subsidiaries or affiliates or (ii) any person, corporation, limited liability company, partnership, trust or other organization or entity deriving title from Buyer and/or any of its subsidiaries or affiliates to the assets and goodwill of the Business), provided that the foregoing shall not prevent Seller or Sole Shareholder from, directly or indirectly, holding less than 5% of the shares of a company which offers its shares to the public and which is engaged in a business similar to, or competitive with, the Business.

6.1.4  Reformation.  If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 6.1.1, 6.1.2 or 6.1.3 hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants.  If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 6.1.1, 6.1.2 or 6.1.3 hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

6.1.5  Injunctive Relief.  Each of Seller and the Sole Shareholder acknowledge that a breach of Section 6.1.1, 6.1.2 or 6.1.3 hereof would cause irreparable damage to Buyer, and in the event of its actual or threatened breach of the provisions of Section 6.1.1, 6.1.2 or 6.1.3 hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller and/or the Sole Shareholder from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller and the Sole Shareholder.  Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller and/or the Sole Shareholder.  Each of Seller and the Sole Shareholder acknowledge that the restrictions set forth in Sections 6.1.1, 6.1.2 and 6.1.3 hereof are reasonable in scope and duration, given the nature of the business of Buyer.

6.2           Public Announcements.  Upon execution of this Agreement, Buyer shall be entitled to issue such press releases or make any public statements or reports concerning the Agreement or the transactions contemplated hereby required or advisable under any applicable law or by any governmental authority having jurisdiction over such matters with such content and wording as Buyer shall in its sole discretion deem appropriate; provided, however, that Seller shall have a reasonable opportunity to review any such release.  Neither Seller nor the Sole Shareholder shall make any disclosure of the terms of this Agreement that is inconsistent with the public statements of Buyer described in the preceding sentence.

6.3           Execution of Additional Documents.  Each party hereto will at any time, and from time to time after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver, without payment, all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out or effectuate the intentions and purposes of this Agreement, and to transfer and vest title to any Purchased Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Purchased Assets sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

6.4           Costs and Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.5           Transfer Taxes. Buyer agrees to pay and/or remit as applicable any and all goods and services, harmonized, value-added, sales, use, transfer, registration, transfer gains, or similar Taxes or fees, imposts, charges or other levies (including any interest and penalties thereon) (“Transfer Taxes”) that arise in connection with, or are a result of, or in respect of, the transactions contemplated by this Agreement.  With respect to Transfer Taxes payable and/or remittable under the laws of the province of Ontario, Buyer and Seller have detailed in Schedule 6.5 to this Agreement the amounts of Transfer Taxes payable pursuant to the Retail Sales Tax Act (Ontario) in respect of the Purchased Assets pursuant to this Agreement.  Further, Schedule 6.5 to this Agreement details the full amount of any and all Transfer Taxes payable or remittable by Buyer payable pursuant to the Retail Sales Tax Act (Ontario) in connection with the transactions contemplated under this Agreement.  Seller agrees to a reduction of the Purchase Price equal to fifty percent (50%) of the amount of Transfer Taxes detailed in Schedule 6.5 to this Agreement.

6.6           Cooperation on Tax Matters; Business Records.  Buyer, Seller and the Sole Shareholder agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to Seller as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the  prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any Governmental Entity inquiry relating to Tax matters. Buyer has the right to control the investigation, defense and response of any claim by a Governmental Entity.

Buyer agrees to retain possession of all accounting, business, financial and Tax records and information being transferred to it (i) relating to the Purchased Assets and Seller’s Business in existence on the Closing Date and which are transferred to Buyer hereunder and (ii) coming into existence after the Closing Date which relate to the Purchased Assets and Seller’s Business prior to or on the Closing Date, for the period not to be less than seven years from the Closing Date.  In addition, from and after the Closing Date, Buyer agrees that it will not unreasonably withhold access by Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such personnel, books, records, documents and any or all other information relating to the Purchased Assets and Seller’s Business as Seller or the Sole Shareholder may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, filing, audit, protest, claim, suit, inquiry or other proceeding. Such access shall include without limitation access to any computerized information retrieval systems relating to Seller’s Business.

6.7           Allocation of Total Purchase Price.  Seller and Buyer agree to allocate the Purchase Price in accordance with the provisions of Schedule 6.7(a).  If the value attributed to any item in the Audited Financial Statements (once determined to be final and binding in accordance with the terms of Section 2.2) differs materially from its corresponding value in the Financial Statements, the Parties agree to adjust the allocation of the Purchase Price on a basis consistent with the original allocation specified in Schedule 6.7(a).  The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation. For United States Tax purposes, each of Buyer and Seller agree to allocate the Purchase Price in accordance with the provisions of Schedule 6.7(b).

    6.8           Offer of Employment.  Directly or indirectly, Buyer may, but shall not be required to, offer employment to all of the Employees on the Closing Date, with such offers to be in substantially the form provided in Schedule 6.8. Set forth on Schedule 3.17 hereof is a list of all Employees as of the date hereof and their annual rate of Compensation (as such term is hereinafter defined) as of the date hereof.  As used herein, the term “Compensation” shall mean all forms of direct and indirect remuneration and include, without limitation, salaries, commissions, bonuses, securities, property, insurance benefits, personal benefits and contingent forms of remuneration.  Seller shall cooperate with all requests made by Buyer for the purpose of facilitating Buyer’s hiring of such Employees. As used herein, “Transferred Employees” shall mean all such Employees to whom employment is offered by Buyer as provided above and who accept employment with Buyer, as well as any Employees who attend at work following the Closing Date with the intention of working with the Buyer, which Employees will be deemed to have accepted the Buyer's offer of employment,  including without limitation those on medical, disability or other leave of absence, provided that Employees on leave shall not be considered Transferred Employees until the date on which each such Employee is released by the Employee’s physician to return to work and the Employee actually returns to work.  Effective as of the later of the Closing Date and the date on which an Employee becomes a Transferred Employee, Transferred Employees shall cease to participate and accrue benefits under the Employee Plans.  From and after the later of the Closing Date and the date on which an Employee becomes a Transferred Employee, Transferred Employees shall begin participation in the benefits plans offered by the Buyer.  To the extent allowable under Buyer’s policies and procedures, Buyer shall provide each Transferred Employee credit for years of service prior to the Closing with Seller for all purposes including, but not limited to, (i) eligibility and vesting (but not for benefit accrual) under Buyer’s group health plans and vacation programs and policies and (ii) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of Buyer, and shall cause to be credited to any deductible or out-of-pocket expenses (which are applicable in the plan year of Buyer in which the Closing Date falls) under any group health plans of Buyer any deductibles or out-of-pocket expenses incurred by Transferred Employee and their beneficiaries and dependents under health plans of Seller during the plan year of Seller in which the Closing Date falls. Other than as required by applicable law, nothing herein expressed or implied shall confer upon any Transferred Employee or any Employee or former employee of Seller or legal representatives thereof, any rights or remedies, including without limitation any right to employment or continued employment for any specified period, of any nature or kind whatsoever, or, except as otherwise provided in this Section 6.8, any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position) under or by reason of this Agreement. With respect to certain non-employees of Seller designated by Buyer, Seller and the Sole Shareholder covenant and agree to cooperate with and to assist Buyer in obtaining the agreement of those non-employees to continue to be available to Buyer during a transition period of six months beginning on the Closing Date.

6.9  Guaranty of Receivables.  At the Closing, Seller and the Sole Shareholder shall execute and deliver to Buyer a Guaranty in the form attached as Exhibit D hereto (the “Receivables Guaranty”), under the terms of which Seller and the Sole Shareholder shall, jointly and severally, unconditionally guarantee that all Purchased Receivables (net of any allowance for doubtful accounts on the Audited Financial Statements) will be paid by the respective debtors to Buyer, all as more particularly set out in the Receivables Guaranty.

6.10           Real Estate Covenants and Conditions.  At the Closing, or as soon as practicable thereafter, Buyer may purchase from Sole Shareholder the Grantham Property for $890,000 pursuant to a definitive agreement to be entered into between Buyer and Sole Shareholder. In the event that the Grantham Property is unable to be purchased at the Closing, either (i) the Lease shall be assumed by Buyer or (ii) the Lease shall be terminated by Seller and Sole Shareholder without penalty and Sole Shareholder shall make the Grantham Property available for lease by Buyer at the Closing on substantially similar lease terms as those that are described in Schedule 3.11 hereof.

6.11           Additional Tax Covenants.

(a)           Seller and Buyer will use their best efforts to minimize any Taxes payable under the Excise Tax Act (Canada) in respect of the closing by making such elections and taking such steps as may be provided for under that Act (including, for greater certainty, making a joint election in a timely manner under section 167 of Excise Tax Act) as may reasonably be requested by the Buyer in connection with the closing.

(b)           Seller and Buyer shall, with respect to any accounts receivable acquired by Buyer pursuant to this Agreement, jointly execute and file such election in the prescribed form and within the prescribed time under section 22 of the Income Tax Act (Canada), and any equivalent provision under applicable provincial tax legislation.

(c)           To the extent that such an election is available, the Seller and Buyer agree to jointly elect under subsection 20(24) and 20(25) of the Income Tax Act (Canada), and any equivalent provision under applicable provincial tax legislation, in respect of amounts allocated for future obligations of the Seller that are assumed by the Buyer hereunder.

6.12           Bulk Sales Act Compliance  Each of Buyer and Seller will comply with their respective obligations pursuant to the Bulk Sales Act (Ontario), including, without limitation, the filing by Buyer of an affidavit in accordance with Section 11 of the Bulk Sales Act (Ontario) within 5 days following Closing and the provision by Buyer to Seller on or prior to Closing of sufficient funds to pay the amounts owing to the unsecured trade creditors disclosed on the statement to be provided by Seller pursuant to Section 7.1.9.

7.           Closing Deliveries.

7.1           Seller’s and Sole Shareholder’s Closing Deliveries.

7.1.1   Seller shall deliver all authorizations, consents, waivers andapprovals as may be required in connection with the assignment of those Contracts and Leases to be assigned to Buyer pursuant hereto, including, but not limited to, a Landlord Estoppel Certificate from each landlord under the Leases, in form and substance reasonably acceptable to Buyer in its sole discretion.

7.1.2  Seller shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement and such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be requested by Buyer in order to carry out the intentions and purposes hereof.

7.1.3  Seller and the Sole Shareholder shall execute and deliver the Escrow Agreement.

7.1.4  Seller shall deliver the approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby.

7.1.5  Seller and the Sole Shareholder shall execute and deliver the Receivables Guaranty.

7.1.6  Tom Murad shall execute and deliver an Employment and Noncompetition Agreement in substantially the form attached hereto as Exhibit E (the “Form of Employment Agreement”).

7.1.7  Seller shall deliver or cause to be delivered to Buyer, in form and substance satisfactory to Buyer, a certificate of payment issued by the Minister of Finance of Ontario under section 6 of the Retail Sales Tax Act (Ontario) or similar legislation in other relevant provinces to the effect that all requisite Taxes under such Act and similar legislation relating to the Purchased Assets (other than relating to the conveyance and transfer of the Purchased Assets to the Buyer) have been paid by the Seller.

7.1.8  Seller shall deliver or cause to be delivered to Buyer, in form and substance satisfactory to Buyer, (i) a Purchase Certificate issued by the Ontario Workplace Safety and Insurance Board in respect of the Business, and (ii) documentation in a form acceptable to Buyer from the workers’ compensation boards in the other jurisdictions in which the Business is carried on, confirming that as at the Closing Date, the relevant boards have no claim against Seller for which Buyer will be or could be liable in respect of any amounts payable pursuant to the relevant workers compensation legislation in respect of the Business, if applicable.

7.1.9   Seller shall have delivered to Buyer a statement contemplated by Section 4 of the Bulk Sales Act (Ontario) together with a certificate from a senior officer of the Seller setting forth the county and district in which all or any part of the Purchased Assets are located and shall have otherwise made adequate provision for payment immediately following Closing of the amounts owing to the creditors as set out in such statement.

7.1.10 Seller shall cause its affiliate, Sayers and Associates Limited to execute and deliver a Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”).

7.2           Buyer’s Closing Deliveries.

7.2.1  Buyer shall deliver (i) the Initial Payment to Seller in accordance with Section 2.1 hereof and (ii) the Deposit to the Escrow Agent.

7.2.2  Buyer shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement.

7.2.3  Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement.

7.2.4  Buyer shall execute and deliver an Employment and Noncompetition Agreement in substantially the form attached hereto as Exhibit E with Tom Murad.

7.2.5  Buyer shall execute and deliver the Transition Services Agreement in substantially the form attached hereto as Exhibit F.

8.           Miscellaneous.

8.1           Notices.  Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in writing to be effective and shall be given and shall be deemed to have been given if (i) delivered in person with receipt acknowledged, (ii) telexed or telecopied and electronically confirmed, (iii) deposited in the custody of a nationally recognized overnight courier for next day delivery, or (iv) placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, in each case addressed as follows:

If to Buyer:

c/o AZZ incorporated
University Centre I
Suite 200
Fort Worth, Texas 76107
Attention: David H. Dingus, Chief Executive Officer
Facsimile #: 817/336-4211
Confirming #: 817/810-0095

Copies to:

F. Richard Bernasek, Esq.
Kelly Hart & Hallman LLP
201 Main Street
Suite 2500
Fort Worth, Texas 76102
Facsimile #: 817/878-9709
Confirming #: 817/878-3509

and

S. Benton Cantey, Esq.
Kelly Hart & Hallman LLP
201 Main Street
Suite 2500
Fort Worth, Texas 76102
Facsimile #: 817/878-9759
Confirming #: 817/878-3559

If to Seller or the Sole Shareholder:

Mr. Chris Sayers
President
Chriscot Holdings Ltd.
2240 Argentia Road
Mississauga, Ontario  L5N 2X6
Facsimile #: 905/821-0664
Confirming #: 905/821-4500

Copy to:

Eric B. Friedman, Esq.
Lang Michener LLP
Brookfield Place
181 Bay Street, Suite 2500
Toronto, Ontario  M5J 2T7
Facsimile #:  416/304-3753
Confirming #:  416/307-4030

or at such other address as may be substituted by giving the other parties not fewer than five (5) business days’ advance written notice of such change of address in accordance with the provisions hereof. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or 48 hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or five (5) business days after the same shall have been placed in the federal mail as aforesaid. Failure or delay in delivering copies of any consent, notice, demand, request, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

8.2           Binding Effect; Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the parties hereto, the Buyer Indemnitees and the Seller and Sole Shareholder Indemnitees (but only with respect to Section 5 hereof), or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.3           Entire Agreement.  This Agreement, together with the Exhibits, Schedules and other agreements and documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms.  Except as specifically included or referred to herein, this Agreement and the Exhibits, Schedules and other agreements and documents contemplated hereby supersede all prior understandings, negotiations and agreements concerning the matters specified herein.  Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other agreements and documents contemplated hereby, shall be given no force or effect (except as specifically included or referred to herein).  The parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein.  No addition to or modification or amendment of any provision hereof shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

8.4           Governing Law.  This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

8.5           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  It is not necessary that each party execute the same counterpart, so long as identical counterparts are executed by all parties.  Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple signature pages affixed thereto constitutes an original counterpart instrument. All such counterpart signature pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

8.6           Headings.  Headings of the Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever.

8.7           Waivers.  Any party may, by written notice to the other parties, (i) extend the time for the performance of any of the obligations or other actions of the other parties hereunder; (ii) waive any inaccuracies in the representations or warranties of the other parties contained herein or in any other agreement or document delivered pursuant hereto; (iii) waive compliance with any of the conditions or covenants of the other parties contained herein; or (iv) waive performance of any of the obligations of the other parties hereunder.  Except as provided in the preceding sentence, no action taken pursuant hereto, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  No failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power or remedy; nor shall any single or partial waiver or exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy, or the exercise of any other right, privilege, power or remedy.  No notice or demand on any party in any case shall entitle such party to any other or future notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or future action in any circumstances without notice or demand.

8.8           Merger of Documents.  This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

8.9           Incorporation of Exhibits and Schedules.  All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.10           Severability.  If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid.  Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

8.11           Assignability.  Neither this Agreement nor any of the parties’ rights hereunder may be assigned or otherwise transferred by any party without the prior written consent of the other parties; provided, however, that Buyer’s or its successors’ or assigns’ rights hereunder may be assigned or otherwise transferred, in whole or in part, without any other party’s consent (i) to any successor by merger or consolidation, (ii) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Buyer, its successors or assigns, or (iii) to any individual, partnership, corporation or other entity deriving title from Buyer, or its successors or assigns, to all or substantially all of the Purchased Assets as constituted on the date of any such transfer.  No assignment or other transfer permitted by this Section 8.11 shall operate as a release of the assignor’s obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment or other transfer permitted by this Section 8.11, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein.

8.12           Drafting. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party.  The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

8.13           References.  The use of the words “hereof,” “herein,” “hereunder,” “herewith,” “hereto,” “hereby,” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

8.14           Calendar Days, Weeks and Months.  Unless otherwise, specified herein, any reference to “day,” “week,” or “month” herein shall mean a calendar day, week or month.

8.15           Gender; Plural and Singular.  Where the context clearly indicates otherwise, the singular shall include the plural and vice versa.  Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.

8.16           Cumulative Rights.  All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.

8.17           No Implied Covenants.  Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

8.18           Attorneys’ Fees.  The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorney’s fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any trial or appellate proceedings.

8.19           Indirect Action. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.

8.20           Currency.  Except with respect to the Buyer Prepayment, which has been made in United States Dollars, when used herein $ or “Dollars” shall mean and refer to Canadian Dollars.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Execution Date to be effective as of the Effective Date.

BUYER:

AZZ BLENKHORN & SAWLE LIMITED

By: /s/ David H. Dingus
Name: David H. Dingus
Title: President

PARENT:

AZZ incorporated

By: /s/ David H. Dingus
Name: David H. Dingus
Title: President and Chief Executive Officer

SELLER:

BLENKHORN AND SAWLE LIMITED

By: /s/ Chris Sayers
Name: Chris Sayers
Title: President

SOLE SHAREHOLDER:

CHRISCOT HOLDINGS LIMITED

By: /s/ Chris Sayers
Name: Chris Sayers
Title: President

Signature Page for Asset Purchase Agreement

The following Exhibits and Schedules are omitted pursuant to Item 601(b)(2) of Regulation S-K. A supplemental copy of such Exhibits and Schedules shall be furnished to the Securities and Exchange Commission upon request.

Exhibit
A	Form of Bill of Sale, Assignment and Assumption
B	Form of Escrow Agreement
C	Financial Statements
D	Form of Receivables Guaranty
E	Form of Employment Agreement
F	Form of Transition Services Agreement
G	Estimated Net Purchased Assets Value

Schedule
1.1.1	Certain Purchased Assets
1.1.2	Excluded Assets
1.2A	Certain Assumed Liabilities
1.2B	Assumed Contracts
3.2	Seller's and Sole Shareholder's Third party Consents Required
3.3	Ownership of Capital Stock of Seller
3.4.2	Exceptions of GAAP
3.6	Tax Matters
3.7	Condition of Purchased Assets
3.10	Business Property Rights
3.11	Description of Lease Terms
3.12	Encumbrances
3.13	Licenses and Permits
3.15	Pending or Threatened Litigation or Claims
3.16	Contracts
3.17	Employment and labor Agreements; Employees of Seller and Annual Compensation Rates
3.18	Employee Plans
3.19	Insurance
3.26	Internal Controls
6.5	Transfer Taxes
6.7(a)	Canadian Purchase Price Allocation
6.7(b)	United States Purchase Price Allocation
6.8	Form of Employment Offer